Exhibit 10.1

PURCHASE AGREEMENT

PURCHASE AGREEMENT made as of August 26, 2003, by and among Coaxial Communications of Central Ohio, Inc. (“Coaxial”), Insight Communications of Central Ohio, LLC (“Insight Ohio”), Insight Holdings of Ohio, LLC (“Insight Holdings”), Insight Communications Company, L.P. (“Insight LP”), Insight Communications Company, Inc. (“ICCI”), Coaxial LLC, Coaxial DJM LLC (“Coaxial DJM”), Coaxial DSM LLC (“Coaxial DSM,” and, collectively with Coaxial LLC and Coaxial DJM, the “Coaxial Shareholders”), Barry Silverstein (“Silverstein”), Dennis J. McGillicuddy (“McGillicuddy”) and D. Stevens McVoy (“McVoy,” and, collectively with Silverstein and McGillicuddy, the “Coaxial Principals”).

WHEREAS, the parties hereto are party to a Purchase and Option Agreement dated as of August 8, 2000 (the “Purchase and Option Agreement”), which provides, in part, for the grant to the Coaxial Principals of an option to sell to Insight LP all, but not less than all, of the outstanding membership interests in the Coaxial Shareholders and all the outstanding capital stock in Coaxial Financing Corp. (collectively, the “Coaxial Interests”);

WHEREAS, the parties hereto wish to terminate the option granted to the Coaxial Principals pursuant to the Purchase and Option Agreement and to provide for the sale by the Coaxial Principals to Insight LP of the Coaxial Interests on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein the following terms have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “controls” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The terms “controlled by” and “under common control with” have meanings corresponding to the meaning of “controls.”

“Coaxial Entities” shall mean Coaxial and the Coaxial Shareholders.

“Coaxial Parties” shall mean the Coaxial Entities and the Coaxial Principals.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Discount Note Indenture” shall mean the Indenture among Coaxial LLC, Coaxial Financing Corp., Insight Ohio, as Guarantor, and Bank of Montreal Trust Company, as Trustee, dated August 21, 1998, and all agreements relating to the LLC Mirror Notes (as defined in the offering memorandum for the 12 7/8% Senior Discount Notes due 2008 issued by Coaxial LLC and Coaxial Financing Corp.) issued by Coaxial DJM and Coaxial DSM.

“Existing Agreements” shall mean the Insight Ohio Operating Agreement; the Contribution Agreement dated as of June 30, 1998, as amended, between Coaxial and Insight LP; the Close Corporation Agreement, dated as of August 21, 1998 among Coaxial and the Coaxial Shareholders; the Management Agreement, dated as of August 21, 1998, between Coaxial LLC and Insight Holdings; the Management Agreement, dated as of August 21, 1998, between Coaxial DJM and Insight Holdings; and the Management Agreement, dated as of August 21, 1998, between Coaxial DSM and Insight Holdings.

“Governmental Authority” shall mean the United States of America, any state, commonwealth, territory, or possession of the United States of America and any political subdivision thereof, and any agency, authority, or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, or board.

“ICCI Stock” shall mean the common stock, par value $.01 per share, of ICCI.

“Insight Ohio Operating Agreement” shall mean the Operating Agreement of Insight Ohio entered into effective as of August 8, 2000, by and among Coaxial, Insight Holdings, the Coaxial Principals and Insight LP, as Manager.

“Insight Parties” shall mean Insight Ohio, Insight Holdings, Insight LP, and ICCI.

“Judgment” shall mean any judgment, writ, order, injunction, award or decree of any court, judge, justice, arbitrator, panel of arbitrators, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

“Legal Requirements” shall mean applicable common law and any applicable statute, ordinance, code, or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, or applied by any Governmental Authority including any applicable Judgment that may have been handed down, adopted, or imposed by any Governmental Authority.

“Liens” shall mean claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, rights of third parties and encumbrances of any kind and nature whatsoever.

“Losses” shall mean any and all losses, liabilities, claims, demands, actions, or causes of action, judgments, orders, deficiencies, fines, penalties, costs, damages, or expenses whatsoever, including, without limitation, Taxes, whether foreseeable or unforeseeable, and further including, without limitation legal, accounting and other professional fees, disbursements and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement thereof in addition to any interest thereon.

“Person” shall mean an individual, corporation, limited liability company, association, general partnership, limited partnership, limited liability partnership, joint venture, trust, estate, or other entity or organization.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body, court or arbitrator.

“Relevant Agreements” has the meaning provided in Section 4.6(c).

“Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Senior Debt” shall mean all obligations arising under the 10% Senior Notes due 2006 issued by Coaxial and Phoenix Associates, and every subsequent amendment, modification, restructuring, extension, renewal, or consolidation of any such obligations, and any obligation incurred in refinancing or replacement of or substitution for any such obligations.

“Senior Note Indenture” shall mean the Indenture among Coaxial, Phoenix Associates, Insight Ohio, as Guarantor, and Bank of Montreal Trust Company, as Trustee, dated August 21, 1998.

“Subordinated Debt” shall mean all obligations arising under the 12 7/8% Senior Discount Notes due 2008 issued by Coaxial LLC and Coaxial Financing Corp., and the LLC Mirror Notes (as defined in the offering memorandum for such Senior Discount Notes) issued by Coaxial DJM and Coaxial DSM, and every subsequent amendment, modification, restructuring, extension, renewal, or consolidation of any such obligations, and any obligation incurred in refinancing or replacement of or substitution for any such obligations.

“Tax” shall mean any of the Taxes, and “Taxes” shall mean all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interests and penalties relating thereto that may be imposed by any Governmental Authority.

“Tax Returns” shall mean all returns, reports and forms required to be filed in respect of any Taxes.

“Tax Benefit” shall mean, in general, the benefit to a taxpayer from the reduction in Tax assuming that the indemnified party is subject to Tax at the maximum Tax rate imposed by the appropriate Governmental Authority as applicable to the relevant type and character of income.

ARTICLE II

PURCHASE OF THE COAXIAL INTERESTS

2.1 Purchase and Sale. At the Closing, the Coaxial Principals shall sell, assign and deliver to Insight LP, and Insight LP shall purchase from the Coaxial Principals, all of the Coaxial Principals’ right, title and interest in and to the Coaxial Interests, free of all Liens, other than restrictions arising under the Senior Note Indenture, the Discount Note Indenture, any other agreements related thereto, the Existing Agreements, and Liens securing liabilities that do not conflict with the representations in Section 3.1(g) and Section 3.1(h).

2.2 Purchase Price.

(a) As consideration for the purchase and sale of the Coaxial Interests, at the Closing, Insight LP will pay to the Coaxial Principals the aggregate amount of Twenty-Nine Million Four Hundred Thousand Dollars ($29,400,000) plus any cash actually held by the Coaxial Entities on the Closing Date (the “Purchase Price”), by wire transfer in accordance with the joint written instructions of the Coaxial Principals.

2.3 Deliveries. To effectuate the purchase and sale of the Coaxial Interests, at the Closing,

(a) The Coaxial Principals shall deliver to Insight LP or its designee certificates representing the Coaxial Interests, duly endorsed or accompanied by appropriate stock powers, or, if any of the Coaxial Interests are not certificated, a written assignment of such interests to Insight LP or its designee.

(b) Insight LP shall pay the Purchase Price to the Coaxial Principals.

(c) The Coaxial Principals shall deliver to ICCI a certificate signed by each of the Coaxial Principals certifying that the representations and warranties contained in Sections 3.1 and 3.2 are true and correct in all respects as of the Closing Date as if made on the Closing Date.

(d) ICCI and Insight LP shall deliver to the Coaxial Principals a certificate signed by each of ICCI and Insight LP certifying that the representations and warranties contained in Section 3.3 are true and correct in all respects as of the Closing Date as if made on the Closing Date.

(e) ICCI shall deliver to the Coaxial Principals powers of attorney pursuant to Section 4.7(a) of this Agreement for the Coaxial Entities and Coaxial Financing Corp. satisfactory to the Coaxial Principals both as to the named representatives and as to the addresses for correspondence.

2.4 Closing. The Closing shall occur at 10:00 AM on the earlier of October 31, 2003 or such other date as ICCI shall specify on at least five (5) Business Days’ advance written notice to the Coaxial Principals. The Closing shall occur at the offices of Sonnenschein Nath & Rosenthal LLP, New York, New York, or at such other place as the parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Coaxial Entities. Each Coaxial Entity represents and warrants to each Insight Party, as follows:

(a) Each Coaxial Entity has full corporate or other entity power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate or other entity action.

(b) This Agreement has been duly and validly executed and delivered by each Coaxial Entity and constitutes a legal and binding obligation of such Coaxial Entity, enforceable against such Coaxial Entity in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by each Coaxial Entity do not violate or conflict with any law applicable to such Coaxial Entity, any provision of its constitutional documents, any order or judgment of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets, other than the Senior Note Indenture, the Discount Note Indenture, any other agreements related thereto and the Existing Agreements.

(d) The only assets of the Coaxial Shareholders are (i) the outstanding shares of stock of Coaxial, all of which are solely owned by the Coaxial Shareholders, (ii) contractual rights arising under or in connection with the Senior Debt or Subordinated Debt, the Insight Ohio Operating Agreement and any other agreement between Coaxial or any of the Coaxial Shareholders and any Insight Party or any of their Affiliates, (iii) assets acquired at the direction of Insight Holdings, directly or indirectly, through its control over the business and affairs of the Coaxial Shareholders, (iv) internal corporate records and other similar assets, and (v) immaterial amounts of cash, and each Coaxial Shareholder has good and valid title to the shares of stock of Coaxial owned by it, free and clear of all Liens, other than restrictions arising under the Senior Note Indenture, the Discount Note Indenture, any other agreements related thereto, the Existing Agreements and the Purchase and Option Agreement, and Liens securing liabilities that do not conflict with the representations in Section 3.1(g) and Section 3.1(h).

(e) The only assets of Coaxial are (i) Series A Preferred Interests of Insight Ohio, Series B Preferred Interests of Insight Ohio and 800,000 shares of ICCI Stock, all of which are solely owned by Coaxial, (ii) contractual rights arising under or in connection with the Senior Debt or Subordinated Debt, the Insight Ohio Operating Agreement and any other agreement between Coaxial or any of the Coaxial Shareholders and any Insight Party or any of their Affiliates, (iii) assets acquired at the direction of Insight Holdings, directly or indirectly, through its control over the business and affairs of the Coaxial Shareholders, (iv) internal corporate records and other similar assets, and (v) immaterial amounts of cash, and Coaxial has good and valid title to such Preferred Interests and ICCI Stock, free and clear of all Liens, other than restrictions arising under the Senior Note Indenture, the Discount Note Indenture, any other agreements related thereto, the Existing Agreements and the Purchase and Option Agreement, and Liens securing liabilities that do not conflict with the representations in Section 3.1(g) and Section 3.1(h).

(f) Coaxial Financing Corp. has had no assets since January 1, 2003, other than internal corporate records and other similar assets.

(g) The Coaxial Shareholders and Coaxial Financing Corp. have no liabilities other than the Subordinated Debt, liabilities arising under or in connection with the Discount Note Indenture, or under any agreement between any of the Coaxial Shareholders and any Insight Party or any of their Affiliates, liabilities incurred at the direction of Insight Holdings, directly or indirectly, through its control over the business and affairs of the Coaxial Shareholders, and liabilities for legal fees and associated expenses incurred in connection with the preparation, execution, and performance of this Agreement (for which the Coaxial Principals are responsible pursuant to Section 6.1 of this Agreement).

(h) Coaxial has no liabilities other than the Senior Debt, liabilities arising under the Insight Ohio Operating Agreement or under any other agreement between Coaxial and any Insight Party or any of their Affiliates, liabilities incurred at the direction of Insight Holdings, directly or indirectly, through its control over the business and affairs of Coaxial, and liabilities for legal fees and associated expenses incurred in connection with the preparation, execution, and performance of this Agreement (for which the Coaxial Principals are responsible pursuant to Section 6.1 of this Agreement).

3.2 Representations and Warranties of the Coaxial Principals. Each Coaxial Principal hereby represents and warrants to each Insight Party as to himself only, as follows:

(a) Such Coaxial Principal has the requisite capacity and the power and authority to execute, deliver and perform this Agreement.

(b) This Agreement has been duly and validly executed and delivered by such Coaxial Principal and constitutes a legal and binding obligation of such Coaxial Principal, enforceable against such Coaxial Principal in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by such Coaxial Principal do not violate or conflict with any law applicable to such Coaxial Principal, any order or judgment of any court or other agency or government applicable to him or any of his assets or any contractual restriction binding on or affecting him or any of his assets, other than the Senior Note Indenture, the Discount Note Indenture, any other agreements related thereto, and the Existing Agreements.

(d) The Coaxial Principals collectively are the sole owners of the Coaxial Interests, and each such Coaxial Principal is the sole owner of his Coaxial Interests and has good and valid title to such Coaxial Interests, free and clear of all Liens, other than restrictions arising under the Senior Note Indenture, the Discount Note Indenture, any other agreements related thereto, and the Existing Agreements, and Liens securing liabilities that do not conflict with the representations in Section 3.1(g) and Section 3.1(h).

3.3 Representations and Warranties of ICCI and Insight LP. ICCI and Insight LP hereby jointly and severally represent and warrant to the Coaxial Principals as follows:

(a) ICCI and Insight LP each has full power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance by each of them of this Agreement have been duly authorized by all necessary action.

(b) This Agreement has been duly and validly executed and delivered by ICCI and Insight LP and constitutes a legal and binding obligation of ICCI and Insight LP, enforceable against each of ICCI and Insight LP in accordance with its terms.

(c) The execution, delivery and performance of this Agreement by ICCI and Insight LP do not violate or conflict with any law applicable to ICCI or Insight LP or any provisions of their respective constitutional documents, any order or judgment of any court or other agency or government applicable to them or any of their assets or any contractual restriction binding on or affecting them or any of their assets.

ARTICLE IV

COVENANTS AND ACKNOWLEDGEMENTS

4.1 Termination of the Purchase and Option Agreement. The parties agree that the Purchase and Option Agreement is hereby terminated and of no further force and effect as of the Closing Date, except that this Section 4.1 shall not relieve any party of any liability or damages to any other party, or any indemnification obligation with respect thereto, resulting from any breach by such party prior to the execution of this Agreement of any representation, warranty, covenant or agreement set forth in the Purchase and Option Agreement.

4.2 The Existing Agreements. The Coaxial Parties hereby consent to the waiver, termination of, or any amendment to, the Existing Agreements, provided that no such termination or amendment shall be effective prior to the Closing, and no such termination or amendment shall relieve any party of any liability or damages to any other party, or any indemnification obligation with respect thereto, resulting from any breach by such party prior to the Closing of any representation, warranty, covenant or agreement set forth in the Existing Agreements.

4.3 ICCI Stock. Coaxial and the Coaxial Shareholders shall not declare or make any distributions of any shares of ICCI Stock prior to the Closing without the consent of Insight LP.

4.4 Termination of S Election. Notwithstanding the provisions of Section 4.7(b) of the Purchase and Option Agreement, the parties agree to cooperate to cause the termination of Coaxial’s classification as an “S” corporation (as defined in Code Section 1361(a)(i)) prior to the Closing Date. The parties agree that such termination shall be a condition to the obligation of the Coaxial Principals to consummate the Closing.

4.5 Redemption of Senior Debt and Subordination Debt. The Coaxial Parties agree to cooperate with the Insight Parties, and take all actions reasonably requested by the Insight Parties, in connection with any voluntary redemption of the Senior Debt in accordance with the terms of the Senior Note Indenture, and the Subordinated Debt in accordance with the terms of the Discount Note Indenture, provided that any such redemption shall not occur prior to the day after the Closing. Except as otherwise provided in Section 6.1, the Coaxial Principals will have no obligation to incur any expense or liability in connection with the redemption of the Senior Debt or the Subordinated Debt, and Insight Ohio shall pay all costs and expenses incurred by any of the Coaxial Principals in connection with the consummation of such redemption.

4.6 Tax Matters.

(a) For any taxable period of any Coaxial Entity or Coaxial Financing Corp. that includes but does not end on the Closing Date, ICCI shall cause to be timely prepared and filed with the appropriate Tax authorities all Tax Returns required to be filed with respect to such period and cause to be paid to such Tax authorities all Taxes shown on such Tax Returns. The Coaxial Principals shall furnish ICCI with any information possessed by the Coaxial Principals and required by ICCI to prepare such Tax Returns and shall reimburse ICCI or the applicable Coaxial Entity or Coaxial Financing Corp. for any amount owed with respect to the portion of such taxable period occurring on or before the Closing Date. For any taxable period of a Coaxial Entity or Coaxial Financing Corp. that ends on or before the Closing Date, the Coaxial Principals shall timely prepare and file with the appropriate Governmental Authority all Tax Returns required to be filed with respect to such period and will pay all Taxes shown on such Tax Returns. ICCI and the Coaxial Principals agree to cause the Coaxial Entities and Coaxial Financing Corp. to file all Tax Returns on the basis that the taxable period that includes the Closing Date ends at the close of business on the Closing Date, unless otherwise required by the relevant Governmental Authority or by applicable laws; provided that ICCI and its affiliates shall take no action outside of the ordinary course of business with respect to Coaxial on the Closing Date after the Closing. ICCI and the Coaxial Principals agree to make any elections, including any “closing of the books” elections, necessary to permit the filing of Tax Returns on the basis described in the immediately preceding sentence.

(b) The parties hereto shall reasonably cooperate, and shall cause their respective Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of the Tax Returns, the payment of Taxes and the resolution of Tax audits and Tax deficiencies with respect to all taxable periods. The Coaxial Principals may keep in their possession all original accounting and Tax records and all information held by the Coaxial Entities and Coaxial Financing Corp. that pertain to events occurring on or prior to the Closing Date, and agree to reasonably cooperate and assist in answering questions related to such records and in making such records and information available to ICCI and its Affiliates.

(c) The parties hereto are party to the Contribution Agreement, dated as of June 30, 1998, the Purchase and Option Agreement, and this Agreement (collectively, the “Relevant Agreements”) and, in connection therewith,

(i) The Insight Parties agree as follows: (A) To prepare and file all Tax Returns in accordance with the terms of, and consistent with the form of the transactions effected by, the Relevant Agreements; (B) in the event of an audit by a Governmental Authority, or any judicial or other similar proceeding, involving the transactions effected by the Relevant Agreements, to maintain a position that is consistent with the terms of, and the form of the transactions effected by, the Relevant Agreements; and (C) to not enter into an agreement with a Governmental Authority through settlement, compromise, or other dispute resolution mechanism in which any Insight Party must take a position that conflicts with the terms of, or the form of the transactions effected by, the Relevant Agreements, without the prior written consent of the Coaxial Principals.

(ii) The Coaxial Principals agree that if (A) the statutes of limitations for the assessment of Taxes for all the Coaxial Parties close for all taxable years within which the transactions effected by the Relevant Agreements have occurred; (B) (i) the Coaxial Principals resolve issues through settlement, compromise, or other dispute resolution mechanism with a Governmental Authority, (ii) such resolution is based on a position that conflicts with the terms of, or the form of the transactions effected by, the Relevant Agreements, and (iii) the Coaxial Principals determine, in their sole discretion, that they do not intend further to challenge the resolution through litigation or otherwise; or (C) there has been a “determination” within the meaning of Code Section 1313(a) with respect to any of the transactions effected by the Relevant Agreements in which a Governmental Authority successfully challenges the form of the transactions effected by the Relevant Agreements, then within 10 days of the occurrence of the event described in this Section 4.6(c)(ii)(A), (B), or (C), the Coaxial Principals shall notify ICCI in writing of the occurrence of such event. After ICCI receives this notification, then, notwithstanding anything to the contrary, an Insight Party may take a position, including in any Tax Return (including any amended returns) or settlement agreement with a Governmental Authority, that conflicts with the terms of, or the form of the transactions effected by, the Relevant Agreements.

4.7 Procedure Involving Tax Audits.

(a) The Coaxial Principals shall, in their sole discretion, control and direct the conduct of any audit, inquiry, administrative or judicial appeal or other proceeding, and the investigation, prosecution, defense and appeal of all Tax litigation regarding or related to (i) the transactions effected by the Relevant Agreements for any taxable period or portion thereof of the Coaxial Entities or Coaxial Financing Corp. and (ii) Taxes or flowthrough items for any taxable period or portion thereof of the Coaxial Parties or Coaxial Financing Corp. ending prior to and including the Closing Date. If ICCI receives any written communication from any Governmental Authority relating to matters described in the immediately preceding sentence, ICCI shall forward such communication to the Coaxial Principals as soon as possible and in no event more than five days after receipt. The Coaxial Principals agree to notify ICCI in writing within five (5) days of receipt of any written communications from any Governmental Authority with respect to Taxes when a position is taken or proposed by a Governmental Authority that could potentially have a material adverse Tax effect to ICCI or any of its Affiliates. Within five (5) days of delivery, the Coaxial Principals agree to provide ICCI with copies of any written communications to any Governmental Authority with respect to Taxes in which a position is taken or proposed by the Coaxial Principals that could potentially have a material adverse Tax effect to ICCI or any of its Affiliates compared with the parties’ understanding of the tax treatment of the transactions contemplated by the Existing Agreements. Upon request, ICCI or any of its Affiliates shall take such actions, and execute and deliver to the Coaxial Principals such documents, including but not limited to powers of attorney for the Coaxial Entities and Coaxial Financing Corp. and any successors thereto, as may be necessary to perfect the Coaxial

Principals’ rights under this Section 4.7(a). The Coaxial Principals may settle or compromise, or consent to the entry of any judgment with respect to the transactions or taxable period or portion thereof to which this Section 4.7(a) applies, without the consent of ICCI or any of its Affiliates.

(b) With respect to any audit, inquiry, administrative or judicial appeal or other proceeding of ICCI or any of its Affiliates (but excluding the Coaxial Entities and Coaxial Financing Corp.) involving the transactions effected by the Relevant Agreements, ICCI and its Affiliates agree to provide the Coaxial Principals with copies of the relevant portions of written communications from or to any Governmental Authority with respect to Taxes within five (5) days of receipt. Prior to filing any written communications with any Governmental Authority involving the transactions effected by the Relevant Agreements, ICCI shall provide the Coaxial Principals with an opportunity to provide comments to the written communications, which comments shall be taken into account in good faith by ICCI. ICCI or its Affiliates shall provide the Coaxial Principals reasonable notice of any meetings or discussions with any Governmental Authority with respect to Taxes in a proceeding to which this Section 4.7(b) applies and give the Coaxial Principals the opportunity to attend such meetings, to be heard, and to participate in such meetings in a meaningful and informed manner. ICCI agrees in good faith to take into account the interests of the Coaxial Principals at all stages of the proceeding. Except as provided in Section 4.6(c), ICCI and its Affiliates agree not to settle or compromise, or consent to the entry of any judgment with respect to the transactions or taxable period or portion thereof to which this Section 4.7(b) applies, without the consent of the Coaxial Principals, which consent shall not be unreasonably withheld or denied.

(c) This Section 4.7 shall not be construed in any way as affecting or limiting the scope of Section 4.6(c).

4.8 Confidentiality. Except to the extent required by any Legal Requirement, the parties will keep confidential any nonpublic information relating to the transactions effected by the Relevant Agreements for any taxable period or portion thereof of the Coaxial Parties or Coaxial Financing Corp. The foregoing obligation of the parties shall not apply to any information contained in any documentation filed with any Governmental Authority.

4.9 Powers of Attorney. ICCI hereby agrees that it shall not, and that it shall not cause or permit its Affiliates to, revoke the powers of attorney granted pursuant to section 2.3(e) of this Agreement and any other powers of attorney or documents executed pursuant to the penultimate sentence of section 4.7(a) of this Agreement. Any purported revocation of such powers of attorney or documents shall be null and void, and in the event of such purported revocation, the powers of attorney or documents shall continue in force. ICCI agrees that monetary damages shall not be an adequate remedy in the event of a breach of this section 4.9, and that, in addition to monetary damages, the Coaxial Principals may obtain injunctive or other equitable relief in the event of such a breach.

4.10 Dissolution of Coaxial. ICCI hereby agrees that it shall not, and shall not cause or permit its Affiliates to, dissolve or liquidate Coaxial in connection with the redemption of the Senior Debt or the Subordinate Debt. ICCI hereby represents that it has no present intention of dissolving or liquidating Coaxial. ICCI shall give the Coaxial Principals at least thirty (30) days’ prior written notice of the dissolution or liquidation of Coaxial. The parties agree to cooperate in the event of any such dissolution or liquidation of Coaxial to preserve the rights and benefits of the Coaxial Principals under this Article IV.

4.11 Ohio Taxes. In the event that the Coaxial Principals pay any State of Ohio taxes in connection with the transactions contemplated by the Relevant Agreements, Insight LP shall promptly pay to the Coaxial Principals an amount equal to the lesser of (a) Five Hundred Thousand Dollars ($500,000) plus interest accrued from the Closing Date through the date of such payment by Insight LP at a rate per annum equal to the Ohio statutory interest rate applicable to underpayments of tax by an individual and (b) the amount of such tax. In the event that the Coaxial Principals receive a refund of any such taxes paid and, after taking into account such refund (including any interest paid with respect to tax payments previously made), the net taxes paid by the Coaxial Principals in connection with the transactions contemplated by the Relevant Agreements are less than the amount paid to the Coaxial Principals by Insight LP pursuant to the previous sentence, the Coaxial Principals shall promptly pay to Insight LP an amount equal to the difference between (a) the amount paid to the Coaxial Principals by Insight LP pursuant to the previous sentence and (b) the amount of such net taxes paid by the Coaxial Principals in connection with the transactions contemplated by the Relevant Agreements.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification by Coaxial Principals. The Coaxial Principals, jointly and severally, shall indemnify, protect and hold harmless the Insight Parties from and against all Losses arising from any breach of any representation or covenant of a Coaxial Principal contained in this Agreement or in any certificate delivered by a Coaxial Principal to any of the Insight Parties pursuant to this Agreement.

5.2 Indemnification by ICCI. ICCI shall indemnify, protect and hold harmless the Coaxial Principals from and against all Losses arising from any breach of any representation, commitment, or covenant of any of the Insight Parties contained in this Agreement or in any certificate delivered by an Insight Party to any of the Coaxial Principals pursuant to this Agreement.

5.3 Exclusivity. The remedies provided in this Article V shall be each party’s exclusive remedy for Losses arising from any breach of this Agreement.

5.4 Procedure for Indemnification in Third Party Claims Involving a Matter Other than Taxes.

(a) Promptly after receipt by an indemnified Person of notice of the commencement of any Proceeding against it other than a matter to which Section 4.7 applies, such indemnified Person will, if a claim is to be made against an indemnifying party, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b) If any Proceeding referred to in this Section 5.4(a) is brought against an indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and the indemnified Person determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel satisfactory to the indemnified Person and, after notice from the indemnifying party to the indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified Person under this Article V for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified Person’s consent unless (A) there is no finding or admission of any violation of law, regulation or administrative or governmental order or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified Person’s notice is given, give notice to the indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified Person.

(c) Notwithstanding the foregoing, if an indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).

5.5 Procedure for Indemnification of Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

5.6 Limitations on Losses.

(a) The amount of any Loss subject to indemnification under this Article V or any claim therefor shall be calculated net of any Tax Benefit inuring to the indemnified party or any of its Affiliates on account of such Loss. If any indemnified party or any of its Affiliates receives a Tax Benefit after an indemnification payment is made, the indemnified party shall promptly pay to the indemnifying party the amount of such Tax Benefit at such time or times as and to the extent such Tax Benefit is realized.

(b) The amount of any Loss subject to indemnification under this Article V or any claim therefor shall be calculated net of any insurance proceeds received by the indemnified party or any of its Affiliates on account of such Loss. Each party shall seek full recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. If an insurance recovery is made by any indemnified party or any of its Affiliates with respect to any Loss for which such Person has been indemnified hereunder, the indemnified party shall promptly pay to the indemnifying party the amount of the recovery.

ARTICLE VI

MISCELLANEOUS

6.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, the Coaxial Principals will bear the legal fees and associated expenses of the Coaxial Parties incurred in connection with the preparation, execution, and performance of this Agreement (including any expenses incurred in connection with Section 4.7 of this Agreement), and Insight LP will bear the legal fees and associated expenses of the Insight Parties incurred in connection with the preparation, execution, and performance of this Agreement (including any expenses incurred in connection with Section 4.7 of this Agreement).

6.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by overnight commercial courier, facsimile transmission or mail (return receipt requested, first class postage prepaid) to the parties at the addresses or facsimile numbers set forth below:

To the Coaxial Parties:

c/o Dennis McGillicuddy

5111 Ocean Boulevard

Suite C

Sarasota, FL 34242

Fax: (941) 346-2788

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson

1001 Pennsylvania Avenue, N.W., Suite 800

Washington, DC 20004-2505

Attention: Alan S. Kaden, Esq.

Fax: (202) 639-7008

To the Insight Parties:

c/o Insight Communications Company, Inc.

810 Seventh Avenue

New York, NY 10019

Attention: Elliot Brecher, Senior Vice President and General Counsel

Fax: (917) 286-2301

With a copy to:

Sonnenschein Nath & Rosenthal LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Robert L. Winikoff, Esq.

Fax: (212) 768-6800

or to such other address, facsimile number or attention of such other person as any party shall advise the other parties in writing.

6.3 Survival of Representations and Warranties. All representations, warranties and covenants made hereunder shall survive the closing of the transactions contemplated by this Agreement.

6.4 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and enforced in accordance with the law of the State of New York, excluding its conflict of laws provisions. The parties agree that the state and federal courts sitting in and for New York County, New York shall have jurisdiction in any matter arising out of this Agreement, and the parties consent to such jurisdiction and agree that the venue of any such matter shall also be proper in such state and federal courts sitting in the State of New York. The parties irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement.

6.5 Further Assurances. The parties hereto shall execute and deliver all documents, provide all information and take, or forbear from taking, any and all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

6.6 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.

6.7 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

6.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute a single agreement.

6.9 Amendment. This Agreement may be amended only in a writing executed by each of the parties hereto.

6.10 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, whether written or oral.

6.11 Payments to Coaxial Principals; Actions by Coaxial Principals. Any payments required to be made to the Coaxial Principals under this Agreement shall be allocated among the Coaxial Principals as they may determine by agreement among themselves. The provisions of Section 14.5 of the Insight Ohio Operating Agreement shall apply to any action required or permitted to be taken by the Coaxial Principals under this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

COAXIAL COMMUNICATIONS OF CENTRAL
OHIO, INC.

By:	/s/ Elliot Brecher
Name: Elliot Brecher
Title: SVP and General Counsel

INSIGHT COMMUNICATIONS OF CENTRAL
OHIO, LLC

By:	/s/ Dinesh Jain
Name: Dinesh Jain
Title: Chief Financial Officer

INSIGHT HOLDINGS OF OHIO, LLC

By	Insight Midwest, L.P., a Member

By:	/s/ Dinesh Jain
Name: Dinesh Jain
Title: Chief Financial Officer

INSIGHT COMMUNICATIONS COMPANY, L.P.

By	Insight Communications Company, Inc., its General Partner

By:	/s/ Dinesh Jain
Name: Dinesh Jain
Title: Chief Financial Officer

INSIGHT COMMUNICATIONS COMPANY,
INC.

By:	/s/ Dinesh Jain
Name: Dinesh Jain
Title: Chief Financial Officer

COAXIAL LLC

By:	/s/ Barry Silverstein
Name:
Title:

COAXIAL DJM LLC

By:	/s/ Dennis McGillicuddy
Name:
Title:

COAXIAL DSM LLC

By:	/s/ D S McVoy
Name:
Title:

/s/ Barry Silverstein
BARRY SILVERSTEIN

/s/ Dennis McGillicuddy
DENNIS J. MCGILLICUDDY

/s/ D S McVoy
D. STEVENS MCVOY